FOR IMMEDIATE RELEASE

Ciena Announces $300 Million Share Repurchase Authorization

HANOVER, Md. - December 7, 2017 - Ciena® (NYSE: CIEN), a network strategy and technology company, today announced that its Board of Directors has authorized a program to repurchase up to $300 million of the company’s common stock through the end of fiscal 2020.

“Our share repurchase program reflects the strength of our balance sheet, the stability of our business today and the confidence we have in our future. It also demonstrates our intent to incorporate the return of capital to shareholders in our strategic and operating plans as the business continues to grow and generate cash,” said Ciena’s Chief Financial Officer James E. Moylan, Jr.

Ciena may purchase shares at management’s discretion in the open market, in privately negotiated transactions, in transactions structured through investment banking institutions, or a combination of the foregoing. The Company may also, from time to time, enter into Rule 10b5-1 plans to facilitate repurchases of its shares under this authorization. The amount and timing of repurchases are subject to a variety of factors including liquidity, cash flow, stock price, and general business and market conditions. The program may be modified, suspended or discontinued at any time.

The share repurchase program will be funded with cash on hand or cash generated from operations.
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About Ciena
Ciena (NYSE: CIEN) is a network strategy and technology company. We translate best-in-class technology into value through a high-touch, consultative business model - with a relentless drive to create exceptional experiences measured by outcomes. For updates on Ciena, follow us on Twitter @Ciena, LinkedIn, the Ciena Insights blog, or visit www.ciena.com.

Note to Ciena Investors
You are encouraged to review the Investors section of our website, where we routinely post press releases, SEC filings, recent news, financial results, and other announcements. From time to time we exclusively post material information to this website along with other disclosure channels that we use. This press release contains certain forward-looking statements that are based on our current expectations, forecasts, information and assumptions. These statements involve inherent risks and uncertainties. Actual results or outcomes may differ materially from those stated or implied, as a result of risks and uncertainties, including those detailed in our most recent annual or quarterly report filed with the SEC. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies and can be identified by words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. Ciena assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.